Exhibit 99.1

HERITAGE BANKSHARES, INC.	200 East Plume Street
Norfolk, Virginia 23510

FOR IMMEDIATE RELEASE

Press Release

Contact:	John O. Guthrie
Phone:	757-523-2600

Heritage Bankshares, Inc. Announces Restatement of Previous Financial Statements to Correct Certain Errors

Norfolk, Virginia: November 9, 2005 — Heritage Bankshares, Inc. (Pinksheets: HBKS), today provided an update on its previously announced review of its financial statements for prior periods. Management concluded on November 3, 2005 that due to certain accounting errors Heritage’s financial statements for the years ended December 31, 2003 and December 31, 2002 should be restated and no longer be relied upon. The company’s Audit Committee of the Board of Directors concurred with management’s conclusion as of November 8, 2005.

Management expects the 2002 restatement will increase net income for the year ended December 31, 2002 by six and a half percent (6.5%) from $1.365 million to $1.454 million. This change is the net result of various adjustments having both positive and negative effects. Heritage also believes that it will restate its previously issued financial results for the years ended December 31, 2003; Heritage has previously announced that it will restate its financial results for 2004. Heritage is unable to announce the effect of those 2003 and 2004 restatements today because it has not finalized its detailed review for those years, although management now believes such review will be completed within two weeks. At this time, management expects that these restatements will have only a small effect on net income in 2003 but will result in a material decrease in net income in 2004. It is expected that the largest such downward adjustments to 2004 net income will be the previously announced $452,000 increase in tax expense due to the treatment of exercised stock options and the previously announced pre-tax impaired loan charge of $369,000. Management is also in the process of reviewing periods prior to January 1, 2002.

As soon as its analysis is complete, Heritage intends to file its annual report on Form 10-KSB for the year ended December 31, 2004 with the Securities and Exchange Commission. The report will include restated annual financial statements for 2003 and 2002.

Forward Looking Statements

The press release contains statements that constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Heritage’s actual results, performance, achievements, and business strategy to differ materially from those anticipated. Forward looking statements often contain a word such as “expect,” “believe,” “estimate” or “anticipate.” For example, our forward-looking statements include statements regarding our expectations for on-going review of accounting matters, the expected or estimate results of that review, and our current analysis of the results of that review.

Factors that could cause such actual results, performance, achievements and business strategy to differ materially from those anticipated include: discovery of further accounting errors, general and local economic conditions, competition, capital requirements of the planned expansion, customer demand for Heritage’s banking products and services, and the risks and uncertainties described in Heritage’s Form 10-KSB filed with the Securities and Exchange Commission. Heritage disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.